PDI, Inc. Announces Resignation of Steven K. Budd
as President, Sales Services

SADDLE RIVER, N.J. - (April 2, 2007) - PDI, Inc. (NASDAQ:PDII), a provider of commercialization services to the biopharmaceutical industry, today announced that Steven K. Budd has resigned his position as president of the sales services segment, effective April 6, 2007. Mr. Budd has been with PDI since 1996. PDI is initiating a process to identify Mr. Budd’s successor and until a successor has been named, senior management of this unit will report directly to Michael Marquard, PDI’s chief executive officer.

"We appreciate Steve’s long, dedicated service to PDI, and his focus on our stockholders, customers and employees. We wish Steve the very best in the future,” Mr. Marquard stated.

Mr. Budd commented, “I would like to thank PDI, the board of directors, stockholders, customers and my colleagues for the confidence and trust you placed in me. I have truly enjoyed being a part of such a great company, and as I move forward with the next chapter in my career, I remain an ardent supporter of PDI, its excellent people and the outstanding service they provide.”

About PDI
PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its customers by providing strategic flexibility; sales, marketing and commercialization expertise. PDI operates in two areas, sales services and marketing services. Our sales services include our Performance Sales Teams™, which are dedicated teams for specific clients; and Select Access™, our targeted sales solution that leverages an existing infrastructure. Our marketing services include marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high-quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA. PDI's experience extends across multiple therapeutic categories and includes office and hospital based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees. For more information, please visit the Company's website at www.pdi-inc.com.

CONTACT: PDI, Inc.
Jeff Smith, Chief Financial Officer, 201-258-8451
JESmith@pdi-inc.com
www.pdi-inc.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com